SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             Form 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934



 Date of Report (Date of earliest event reported) March 15, 1996


                        Amdahl Corporation
      (Exact name of registrant as specified in its charter)


Delaware                      1-7713                   94-1728548
(State of other               (Commission        (I.R.S. Employer
jurisdiction                  File Number)    Identification No.)
Of incorporation)


1250 East Arques Avenue
Sunnyvale, California                                  94088-3470
(Address of principal executive offices)               (Zip code)



Registrant's telephone number, including area code (408) 746-6000

                      Item 5. Other events

     Amdahl Corporation's Board of Directors announced on March 15, 1996 that it elected Chairman John C. Lewis to the additional posts of President and Chief Executive Officer of the Corporation, following the departure of E. Joseph Zemke who resigned as President, Chief Executive Officer and Director for personal reasons.

     In announcing his resignation, Mr. Zemke expressed confidence in the Company's employees, strategy, and management team. "While the first part of this year will be difficult," he said, alluding to a transition to new products that is currently under way, "I fully expect Amdahl to exit the year restored to the successful state we have all worked so hard to achieve."

     "Joe Zemke has positioned the Company well to take advantage of the dynamic markets that we are now able to address," Mr.
Lewis added.  "We are grateful for his many contributions."

     Mr. Lewis joined Amdahl as President in 1977, became Chairman of the Board in 1987, and previously served as Chief Executive Officer from 1983 until 1992. Mr. Zemke had come to Amdahl in 1985 as Chief Operating Officer, succeeding Mr. Lewis as President in 1987 and as Chief Executive Officer in 1992.

     Before coming to Amdahl, Mr. Lewis had served in senior management positions with Xerox Corporation, including President of Xerox Data Systems and Xerox Business Systems. Prior to that he had held a variety of sales and marketing positions with IBM Corporation.

     Mr. Lewis is currently a member of the Board of Directors of Vitesse Semiconductor Corporation, Cypress Semiconductor Corporation, Infinity Financial Technology, Inc., and Pinnacle Systems, Inc., is a member of the Board of Trustees of Santa Clara University, is a Director of the (San Francisco) Bay Area Council, and is a member of the American Business Conference.

     He has previously served as Chairman of the Santa Clara Valley (California) Manufacturers Groups, as a Director of the American Electronics Association and California Chamber of Commerce, as General Campaign Director and Chairman of the Board of Trustees of the United Way of Santa Clara County, and as a member of the U.S. National Committee for Pacific Economic Cooperation.

     Mr. Lewis, 60, is a graduate of California State University of Fresno. He and his family presently reside in Monte Sereno, California.

     With sales last year in excess of $1.5 billion, Amdahl
(AMEX:AMH) is a worldwide supplier of data processing systems, software, and services for use across all types of computing environments.

                         Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 22, 1996



                                   /s/ Ernest B. Thompson
                                   -----------------------
                                   ERNEST B. THOMPSON
                                   Vice President and Controller
                                   (Principal Accounting Officer)